EXHIBIT 99.3
Wellman, Inc.
Debtor-in-Possession
Analysis of Financial Statements for DIP Compliance
May 2008
An analysis of the May 2008 operating results of Wellman, Inc. and subsidiaries (also referred to as “Wellman”, “we”, “our” and “us”) are presented below. Wellman, Inc. and certain subsidiaries filed for bankruptcy protection under the provisions of Chapter 11 on February 22, 2008. References to pre-petition and post-petition amounts are with respect to the February 22, 2008 filing date. In addition, reference to full year 2008 operating results reflects pre-petition and post-petition results.
Consolidated Statement of Operations
The $2.7 million increase in gross profit (from $1.9 million in April to $4.6 million in May) was attributable to an increase in the chemical-based segment ($2.9 million) reduced by a decrease in the recycled-based segment ($0.2 million). In the chemical based segment, Current Raw Material Margin (which is the difference between the current month selling price and purchase price) increased by $2.5 million. This increase was more than offset by the FIFO method of accounting for inventory, which resulted in $5.0 million of higher raw material costs from prior months being charged against current month’s selling prices. In May, polyester staple fiber sales volumes were flat and PET resins sales volumes increased by approximately 13 million pounds. The remaining increase in gross profit was attributable to the combined effect of reduced plant spending and favorable developments associated with pending litigation (approximately $5.2 million combined total). Gross profit for the recycled-based segment decreased, due primarily to lower raw material margins mainly attributable to increased raw material costs. SG&A costs decreased by $0.6 million due to continued cost reduction activities and $0.1 of Other Income was attributable to anti-dumping proceeds. As a result of the above items, we reported operating income of $2.5 million in May compared to an operating loss of $0.7 million in April. Interest expense increased slightly to $1.0 million in May compared to $0.9 million in April. Interest expense was calculated only on the amount borrowed under our Debtor-in-Possession Credit Agreement (the “DIP Facility”). Reorganization costs, which consisted primarily of legal fees related to the Chapter 11 filing, were $2.6 million in May, compared to $3.1 million in April. As a result, our net loss was $1.1 million for May 2008.
Consolidated Balance Sheet
The balance sheet at May 31, 2008, reflected $174.1 million in borrowings under the DIP Facility and $13.0 million in cash and cash equivalents. The total borrowed at May 31, net of cash on hand, was $19.2 million higher than April. Accounts receivable, inventories and prepaid expenses increased by $7.1 million, $9.4 million, and $9.5 million, respectively, due to increased selling prices, higher raw material costs and a larger quantity of raw material inventory in the chemical-based segment. In addition accounts payable increased by $7.3 million.

Consolidated Statement of Cash Flows
We borrowed an additional $19.2 million in May to fund our operations and pay reorganization costs of $3.0 million. The additional funding for operations was primarily attributable to increases in working capital.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	May	April
	2008	2008

Net Sales	$94.5	$85.1

Cost of Sales	89.9	83.2

Gross Profit (Loss)	4.6	1.9

Selling, General and Administrative Expenses	2.2	2.8

Other (Income) Loss	(0.1)	(0.2)

Operating Income (Loss)	2.5	(0.7)

Interest Expense, Net*	1.0	0.9

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	1.5	(1.6)

Reorganization Items, Net	2.6	3.1

Earnings (Loss) from Continuing Operations Before Income Taxes	(1.1)	(4.7)

Income Tax Expense (Benefit)	0.0	0.0

Earnings (Loss) from Continuing Operations	(1.1)	(4.7)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	0.0

Net Earnings (Loss)	($1.1)	($4.7)

*	-	Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.4 for May and $3.5 for April. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Consolidated Statements of Operations
(In Millions)

	For the Month Ended		For the Year-to-Date
	May		Period Ended May
	2008	2007	2008	2007

Net Sales	$94.5	$107.6	$419.6	$524.3

Cost of Sales	89.9	105.3	408.8	515.2

Gross Profit (Loss)	4.6	2.3	10.8	9.1

Selling, General and Administrative Expenses	2.2	3.4	14.6	18.7

Other (Income) Loss	(0.1)	0.0	(0.2)	(1.8)

Operating Income (Loss)	2.5	(1.1)	(3.6)	(7.9)

Interest Expense, Net*	1.0	5.5	13.0	25.8

Earnings (Loss) from Continuing Operations Before Reorganization Items and Income Taxes	1.5	(6.6)	(16.6)	(33.6)

Reorganization Items, Net	2.6	0.0	11.8	0.0

Earnings (Loss) from Continuing Operations Before Income Taxes	(1.1)	(6.6)	(28.4)	(33.6)

Income Tax Expense (Benefit)	0.0	0.0	0.0	(0.0)

Earnings (Loss) from Continuing Operations	(1.1)	(6.6)	(28.4)	(33.6)

Earnings (Loss) from Discontinued Operations, Net of Tax	0.0	(1.2)	0.0	(1.6)

Net Earnings (Loss)	($1.1)	($7.8)	($28.4)	($35.2)

*	-	Interest expense subsequent to Feb 22, 2008 only reflects interest on the DIP financing. Interest on the compromised debt, per the debt agreements, was $3.4 for the month of May and $11.1 year-to-date after Feb 22, 2008. These amounts are not included in the financial statements.

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	May 31,	April 30,
	2008	2008
Assets
Current assets:
Cash and cash equivalents	$13.0	$0.3
Accounts receivable	157.0	149.9
Inventories	102.6	93.2
Prepaid expenses and other current assets	39.5	30.8
Current assets held for sale	—	—

Total current assets	312.1	274.2

Property, plant and equipment:
Land, buildings and improvements	90.4	90.4
Machinery and equipment	339.4	340.1
CIP	4.7	4.4

	434.5	434.9
Less accumulated depreciation	196.7	196.0

Net property, plant and equipment	237.8	238.9

Other assets	11.3	10.9
Noncurrent assets held for sale	—	0

Total Assets	$561.2	$524.0

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$11.7	$4.4
Accrued liabilities	20.2	20.7
Debtor in possession credit agreement	174.1	142.2
Other debt	—	—
Current liabilities associated with assets held for sale	—	—

Total current liabilities	206.0	167.3

Liabilities subject to compromise	530.9	531.2

Long-term debt	—	—
Deferred income taxes and other noncurrent liabilities	37.2	37.1
Noncurrent liabilities associated with assets held for sale	—	—

Total Liabilities	774.1	735.6

Stockholders’ Deficit:
Common stock	—	—
Preferred stock	185.7	185.7
Paid-in capital	248.4	248.7
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	—
Accumulated deficit	(602.4)	(601.4)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(212.9)	(211.6)

	$561.2	$524.0

Wellman, Inc.
(Debtor-in-Possession)
Condensed Consolidated Balance Sheet
(In millions)

	May 31,	May 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$13.0	$1.1
Accounts receivable	157.0	148.8
Inventories	102.6	112.7
Prepaid expenses and other current assets	39.5	32.1
Current assets held for sale	—	59.8

Total current assets	312.1	354.5

Property, plant and equipment:
Land, buildings and improvements	90.4	83.8
Machinery and equipment	339.4	950.9
CIP	4.7	11.7

	434.5	1,046.4
Less accumulated depreciation	196.7	504.3

Net property, plant and equipment	237.8	542.1

Other assets	11.3	49.1
Noncurrent assets held for sale	—	31.6

Total Assets	$561.2	$977.3

Liabilities and Stockholders’ Deficit

Liabilities Not Subject to Compromise
Current Liabilities:
Accounts payable — trade	$11.7	$86.0
Accrued liabilities	20.2	24.3
Debtor in possession credit agreement	174.1	—
Other debt	—	—
Current liabilities associated with assets held for sale	—	19.2

Total current liabilities	206.0	129.5

Liabilities subject to compromise	530.9	—

Long-term debt	—	576.1
Deferred income taxes and other noncurrent liabilities	37.2	74.3
Noncurrent liabilities associated with assets held for sale	—	28.2

Total Liabilities	774.1	808.1

Stockholders’ Deficit:
Common stock	—	0.0
Preferred stock	185.7	174.1
Paid-in capital	248.4	247.6
Common stock warrants	4.9	4.9
Accumulated other comprehensive loss	—	27.0
Accumulated deficit	(602.4)	(234.9)
Less common stock in treasury	(49.5)	(49.5)

Total Stockholders Deficit	(212.9)	169.2

	$561.2	$977.3

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
(in millions)

	May	April
	2008	2008
Cash flow from operating activities:
Net earnings (loss)	($1.1)	($4.7)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	0.0
Depreciation	1.4	1.2
Amortization	1.0	1.4
Amortization in interest expense	0.3	0.3
Deferred taxes on income	0.0	0.0
Reorganization Items	2.6	3.1
Payment of reorganization items	(3.0)	(0.9)
Gain on sale of assets	0.0	(0.2)
Changes in assets and liabilities:
Accounts receivable	(6.7)	(14.6)
Inventories	(9.4)	(8.0)
Prepaid expenses and other current assets	(10.8)	7.0
Other assets	(0.2)	(0.2)
Accounts payable and accrued liabilities	7.0	(3.0)
Other liabilities	0.0	(0.7)
Other	0.0	0.2

Net cash provided (used) by operating activities	(18.9)	(19.1)

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.3)	(0.4)
Proceeds from sale of assets	0.0	0.3

Net cash used by investing activities	(0.3)	(0.1)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	31.9	18.2
Dividends paid on common stock	0.0	0.0
Debt and equity issuance costs	0.0	0.0

Net cash provided (used) by financing activities	31.9	18.2

Discontinued Operations:
Operating activities	0.0	0.0
Investing activities	0.0	0.0
Financing activities	0.0	0.0

Net cash provided (used) by discontinued operations	0.0	0.0

Increase (decrease) in cash and cash equivalents	12.7	(1.0)
Cash and cash equivalents at beginning of period	0.3	1.3

Cash and cash equivalents at end of period	$13.0	$0.3

Wellman, Inc.
(Debtor-in-Possession)
Simplified Statement of Cash Flows
May Fiscal Period
(in millions)

	For the Month		For the YTD Period
	Ended May		Ended May
	2008	2007	2008	2007
Cash flow from operating activities:
Net earnings (loss)	($1.1)	($7.8)	($28.4)	($35.2)
Adjustments to reconcile net earnings (loss) to net cash used in operating activities:
Loss from discontinued operations, net of tax	0.0	1.2	0.0	1.6
Depreciation	1.4	4.1	5.7	19.2
Amortization	1.0	1.6	6.8	7.0
Amortization in interest expense	0.3	0.4	1.2	1.8
Deferred taxes on income	0.0	(0.0)	0.0	(0.1)
Johnsonville fibers disposal costs	0.0	0.0	0.0	(1.0)
Payments made against Jville fiber disposal costs	0.0	0.0	0.0	(2.2)
Reorganization Items	2.6	0.0	11.8	0.0
Payment of reorganization items	(3.0)	0.0	(7.2)	0.0
Gain on sale of assets	0.0	0.0	(0.2)	0.0
Changes in assets and liabilities:
Accounts receivable	(6.7)	17.4	(28.0)	12.7
Inventories	(9.4)	(16.9)	(5.7)	1.7
Prepaid expenses and other current assets	(10.8)	0.1	(18.1)	2.4
Other assets	(0.2)	0.4	(0.7)	0.4
Accounts payable and accrued liabilities	7.0	12.7	14.6	(3.6)
Other liabilities	0.0	(0.4)	(2.0)	(2.2)
Other	0.0	(1.8)	0.0	(2.1)

Net cash provided (used) by operating activities	(18.9)	11.0	(50.3)	0.4

Cash flows from investing activities:
Additions to property, plant and equipment (net)	(0.3)	(0.9)	(1.8)	(4.1)
Proceeds from sale of assets	0.0	0.0	0.3	0.0

Net cash used by investing activities	(0.3)	(0.9)	(1.5)	(4.1)

Cash flows from financing activities:
Borrowings (Repayments) of long-term debt	31.9	(24.4)	68.9	0.0
Dividends paid on common stock	0.0	0.0	0.0	(0.7)
Debt and equity issuance costs	0.0	0.0	(4.1)	0.0

Net cash provided (used) by financing activities	31.9	(24.4)	64.8	(0.6)

Discontinued Operations:
Operating activities	0.0	(0.6)	0.0	(6.5)
Investing activities	0.0	(0.5)	0.0	(1.2)
Financing activities	0.0	14.7	0.0	13.1

Net cash provided (used) by discontinued operations	0.0	13.6	0.0	5.4

Increase (decrease) in cash and cash equivalents	12.7	(0.7)	13.0	1.1
Cash and cash equivalents at beginning of period	0.3	1.8	0.0	0.0

Cash and cash equivalents at end of period	$13.0	$1.1	$13.0	$1.1

Wellman, Inc.
EBITDAR, as defined
     We have provided a non-GAAP measure, “EBITDAR, as defined,” because our DIP Credit Agreement uses this measurement as a key component. In accordance with our DIP Credit Agreement, we must maintain a minimum cumulative EBITDAR (cumulative monthly commencing March 1, 2008, and rolling into trailing twelve months) tested as of the last day of the applicable month, with a report due on the fifteenth day after the end of each month, commencing with the first full month following the Petition Date. We believe it is also an important measurement tool for (1) financial institutions that provide us with capital; (2) investors; and (3) our Board and management. In each instance, we used EBITDAR, as defined because it excluded items that are not expected to impact the long- term cash flow of the businesses and are not an indication of our ongoing operating performance. In addition, EBITDAR, as defined is a measure frequently used to value an enterprise and to enable investors to analyze the efficiency of our operations and to compare and/or rank use with other companies of differing capital structures. Our Board of Directors, CEO (our chief operating decision maker), and our senior management use EBITDAR, as defined to evaluate the operating performance of our segments and determine incentive compensation for employees throughout the organization. EBITDAR, as defined, under the DIP Credit Agreement is calculated by adding Earnings (loss) from continuing operations, income tax expense (benefit), interest expense, non-cash charges and non-recurring fees, cash charges, and other cash expenses made or incurred in connection with entering into the DIP Credit Agreement.
     The following table reconciles Loss from continuing operations to EBITDAR, as defined for each month and the five months ending May 31, 2008.

						Year-to-
	January	February	March	April	May	Date
	2008	2008	2008	2008	2008	May 2008
Loss from Continuing Operations	$(5,038)	$(15,276)	$(2,388)	$(4,670)	$(1,083)	$(28,455)
Income Tax Expense (Benefit)	—	—	—	—	—	—
Interest Expense, Net	4,675	5,505	925	903	999	13,007
Depreciation & Amortization	2,530	2,441	2,493	2,615	2,393	12,472

Permitted Adjustments:
Reorganization Items	—	3,349	2,798	3,098	2,583	11,828
Inventory Reserves	310	802	27	1,130	—	2,269
Claims Accrual Non-cash	—	—	—	—	353	353
Uncollectible Accounts	144	—	65	—	—	209
Hurricane Katrina Costs	—	63	—	—	—	63
Sale of Jville Assets	—	—	48	(232)	—	(184)

Total permitted adjustments	454	4,214	2,938	3,996	2,936	14,538

EBITDAR, as defined	$2,621	$(3,116)	$3,968	$2,844	$5,245	$11,562

     Despite the importance of EBITDAR, as defined, we recognize that this non-GAAP financial measure does not replace the presentation of our GAAP financial results and are not intended to represent cash flows or an alternative to net earnings (loss). The EBITDAR, as defined information we provide is simply supplemental information and an additional measurement tool to assist our management and certain investors in analyzing our performance.

In re Wellman, Inc., et al.
Case No. 08-10595 (SMB)
Reporting Period: May 1 — May 31, 2008
Cash Disbursements by Petitioning Entity

May 1 - May 31,
Petitioning Entities	Case Number:	2008
Wellman, Inc.	081-08-10595	$107,760,828
Fiber Industries, Inc.	081-08-10607	—
Wellman of Mississippi, Inc.	081-08-10605	—
PTA Resources LLC	081-08-10596	—
Prince, Inc.	081-08-10604	34
ALG, Inc.	081-08-10599	34
Wellman Fibres Ltd.	081-08-10598	—
MRF, Inc.	081-08-10600	—
Warehouse Associates Inc.	081-08-10601	—
MED Resins, Inc.	081-08-10602	—
Carpet Recycling of Georgia Inc.	081-08-10603	—
Josdav, Inc.	081-08-10606	—

$107,760,896